Surf Air Mobility Announces NYSE Acceptance

of Plan to Regain Listing Compliance

LOS ANGELES — August 21, 2024 — Surf Air Mobility Inc. (NYSE: SRFM), a leading regional air mobility platform, today announced that it received an Acceptance Letter from the NYSE’s Listings Operations Committee, dated August 20, 2024, stating that the NYSE has accepted the Company’s previously submitted plan to regain compliance with the NYSE’s listing standards. In the Acceptance Letter, the NYSE confirmed that the Company has until November 20, 2025 to regain compliance with the continued listing standards.

Additional details regarding the Acceptance Letter are included in, and the description above is qualified in its entirety by, Surf Air's Current Report on Form 8-K furnished with the SEC on August 21, 2024, which will be made available under “SEC Filings" at https://investors.surfair.com.

About Surf Air Mobility

Surf Air Mobility is a Los Angeles-based regional air mobility platform expanding the category of regional air travel to transform flying through the power of electrification. In an effort to substantially reduce the cost and environmental impact of flying and as the owner of the largest commuter airline in the US, Surf Air Mobility intends to develop powertrain technology with its commercial partners to electrify existing fleets and bring electrified aircraft to market at scale. The management team has deep experience and expertise across aviation, electrification, and consumer technology.

Media Contacts

Press: press@surfair.com

Investors: investors@surfair.com

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding Surf Air Mobility’s ability to regain compliance with NYSE rules and plans to cure the Minimum Market Capitalization Standard deficiency and any impacts of the deficiency on Surf Air Mobility’s business or operations. Readers of this release should be aware of the speculative nature of forward-looking statements. These statements are based on the beliefs of Surf Air Mobility’s management as well as assumptions made by and information currently available to Surf Air Mobility and reflect Surf Air Mobility’s current views concerning future events. As such, they are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: Surf Air Mobility’s ability to execute on its plan to regain compliance with the continued listing criteria of the NYSE within the available cure period; risks arising from the potential suspension of trading of Surf Air Mobility’s common stock on the NYSE; and general economic risks. These and other risks are discussed in detail in the periodic reports that Surf Air Mobility files with the SEC, and investors are urged to review those periodic reports and Surf Air Mobility’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before making an investment decision. Surf Air Mobility assumes no obligation to update its forward-looking statements except as required by law.